Exhibit 99.1
NXSTAGE REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS
Highlights:
•	Revenue: $36.4 million, up 15% from $31.6 million in Q2’08

•	Home Market: $15.2 million, up 28% from $11.9 million in Q2’08

•	Gross Margin: 24%, up from 14% in Q2’08

•	Company Announces First System One™ Patients in UK with Kimal plc
LAWRENCE, Mass., Aug. 5, 2009 — NxStage Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today announced net revenue for the second quarter of 2009 of $36.4 million, an increase of 15 percent when compared with revenue of $31.6 million for the second quarter of 2008.
The Company’s second quarter performance was driven by systematic growth in Home, solid machine sales in Critical Care, and continued progress in In-Center, even within the current economic environment. Home revenue for the second quarter of 2009 was $15.2 million, an increase of 28 percent when compared with revenues of $11.9 million for the second quarter of 2008. Critical Care and In-Center revenues were $5.2 million and $16.0 million, respectively, for the second quarter of 2009, representing an increase of 20 percent and 4 percent, respectively, when compared with revenue for the second quarter of 2008.
“Our second quarter results demonstrate our continued ability to improve key financial metrics including revenue, gross margin, adjusted EBITDA and cash usage,” stated Jeffrey H. Burbank, Chief Executive Officer of NxStage Medical. “In addition, we successfully executed against key strategic relationships to further strengthen our financial position and enhance our market position.”
Gross margin improved to 24 percent in the second quarter of 2009 as compared to 14 percent in the second quarter of 2008.
Net loss for the second quarter of 2009 was $12.5 million, or ($0.27) per share. Excluding the impact of a $2.0 million pre-tax charge related to terminating the Company’s GE credit facility, recorded as interest expense, the net loss for the second quarter of 2009 was better than the Company’s second quarter guidance for a net loss of $11.5 to $12.5 million. This compares to a net loss of $12.5 million for the second quarter of 2008, which included the benefit of a $2.1 million change in fair value of financial instruments.
Cash and cash equivalents as of June 30, 2009 were $24.5 million. The Company’s cash usage from operations for the second quarter of 2009 was $6.9 million and includes the impact of approximately $1.9 million in fees to terminate the Company’s GE credit facility. Excluding these one-time items, cash usage from operations was $5.0 million.
For the second quarter of 2009, the Company had an Adjusted EBITDA loss of $3.4 million, adjusted for stock-based compensation, deferred revenue recognized and other non-recurring expenses, compared with an Adjusted EBITDA loss of $7.7 million in the second quarter of 2008. These results were better than the Company’s guidance for an Adjusted EBITDA loss of $5.0 to $6.0 million for the second quarter of 2009. (See the exhibits for a reconciliation of this non-GAAP measure.)

The Company also announced that its first UK based patients have started treatment with the NxStage System One. “We are pleased with the early results of our first international expansion,” stated Burbank. “As we build our operational footprint in this region with Kimal, we are seeing strong early interest from providers and patients for our System One. With continued progress and execution, we would expect more meaningful patient additions in 2010.”
Guidance:
The Company is maintaining its 2009 full-year guidance for revenues to be between $135 to $145 million, a net loss in the range of $42 to $47 million or ($0.90) to ($1.01) per share, and for an Adjusted EBITDA loss in the range of $13 to $18 million. The Company expects to achieve consolidated gross margins of between 27 percent to 32 percent in the fourth quarter of 2009.
For the third quarter of 2009, the Company is forecasting revenue to be within a range of $32.5 to $34.5 million. This forecast reflects the Company recognizing approximately $2.0 million of third quarter In-Center shipments in the fourth quarter of 2009, in connection with the transition of DaVita’s bloodline distribution from Henry Schein, Inc. to Gambro Renal Products, Inc. At this adjusted revenue level, the Company would expect a net loss in the range of $10.0 to $11.0 million or ($0.21) to ($0.24) per share, and an Adjusted EBITDA loss in the range of $3.0 to $4.0 million for the third quarter of 2009.
This release contains a non-GAAP financial measure, a reconciliation of the Company’s non-GAAP financial measure to its most comparable GAAP financial measure is in the exhibits to this press release.
Conference Call:
NxStage will also host a conference call today at 9:00 a.m. Eastern Time to discuss its second quarter financial results. To listen to the conference call, please dial 866-730-5765 (domestic) or 857-350-1589 (international). The passcode is 18840646. The call will also be webcast LIVE and can be accessed via the investor relations section of the Company’s website at www.nxstage.com/ir.cfm.
A replay of the conference call will be available 3 hours after the start of the call through August 19, 2009. To access the replay dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter passcode 52867664. An online archive of the conference call can be accessed via the investor relations section of the Company’s website at www.nxstage.com/ir.cfm.
About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of ESRD and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at www.nxstage.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward- looking statements. Examples of these forward-looking statements include statements as to anticipated operating results, including revenues, loss, gross margin and Adjusted EBITDA numbers, beliefs regarding the value of strategic business relationships and statement regarding anticipated international sales, and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage’s products, growth in home and/or daily hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and daily hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our major customers, including DaVita Inc., and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the period ended March 31, 2009.
In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.
Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com
Non-GAAP Financial Measure
The Company discloses a certain non-GAAP financial measure to supplement the Company’s consolidated financial statements presented on a GAAP basis. This non-GAAP measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from similar non-GAAP financial measures used by other companies. The non-GAAP financial measure disclosed by the Company is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Management uses Adjusted EBITDA (EBITDA adjusted for stock based-compensation, deferred revenue recognized, and other non-recurring expenses) to understand operational cash usage. The Company believes the non-GAAP financial measure provides useful and supplementary information allowing investors greater transparency to one measure used by management. The non-GAAP financial measure is meant to supplement, and to be viewed in conjunction with, GAAP financial measures. The non-GAAP financial measure is reconciled to the most comparable GAAP financial measure below.

NxStage Medical, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues	$36,398	$31,616	$70,133	$62,621
Cost of revenues	27,581	27,201	54,261	54,188

Gross profit	8,817	4,415	15,872	8,433

Operating expenses:
Selling and marketing	7,411	7,263	14,642	14,098
Research and development	2,271	2,362	4,673	4,488
Distribution	3,525	3,335	7,209	6,730
General and administrative	4,749	4,884	9,704	9,699

Total operating expenses	17,956	17,844	36,228	35,015

Loss from operations	(9,139)	(13,429)	(20,356)	(26,582)

Other expense:
Interest income	14	94	25	307
Interest expense	(3,337)	(1,081)	(4,372)	(1,891)
Change in fair value of financial instruments	—	2,086	—	2,086
Other (expense) income, net	(14)	(144)	79	(293)

	(3,337)	955	(4,268)	209

Net loss before income taxes	(12,476)	(12,474)	(24,624)	(26,373)

Provision for income taxes	39	60	119	105

Net loss	$(12,515)	$(12,534)	$(24,743)	$(26,478)

Net loss per share, basic and diluted	$(0.27)	$(0.32)	$(0.53)	$(0.70)

Weighted-average shares outstanding, basic and diluted	46,575	38,770	46,565	37,772

NxStage Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$24,455	$26,642
Accounts receivable, net	9,510	11,886
Inventory	28,781	30,862
Prepaid expenses and other current assets	2,123	2,011

Total current assets	64,869	71,401

Property and equipment, net	10,852	12,254
Field equipment, net	25,864	30,445
Deferred cost of revenues	24,017	23,711
Intangible assets, net	29,606	31,004
Goodwill	42,698	42,698
Other assets	1,059	553

Total assets	$198,965	$212,066

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,414	$17,183
Accrued expenses	8,998	10,746
Current portion of long-term debt	59	9,110

Total current liabilities	23,471	37,039

Deferred revenue	33,692	29,634
Long-term debt	36,597	21,054
Other long-term liabilities	1,955	1,892

Total liabilities	95,715	89,619

Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding, as of June 30, 2009 and December 31, 2008	—	—

Common stock: par value $0.001, 100,000,000 shares authorized; 46,658,515 and 46,548,585 shares issued and outstanding, as of June 30, 2009 and December 31, 2008, respectively	47	47
Additional paid-in capital	360,765	355,266
Accumulated deficit	(257,990)	(233,247)
Accumulated other comprehensive income	428	381

Total stockholders’ equity	103,250	122,447

Total liabilities and stockholders’ equity	$198,965	$212,066

NxStage Medical, Inc.
Cash Flows from Operating Activities
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(24,743)	$(26,478)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,229	9,087
Stock-based compensation	3,877	3,280
Change in fair value of financial instruments	—	(2,086)
Other	1,197	125
Changes in operating assets and liabilities:
Accounts receivable	2,494	(1,709)
Inventory	(2,179)	(24,060)
Prepaid expenses and other current assets	700	1,048
Accounts payable	(2,788)	(639)
Accrued expenses and other liabilities	(144)	(1,080)
Deferred revenue	672	6,399

Net cash used in operating activities	$(10,685)	$(36,113)

NxStage Medical, Inc.
Revenues by Segment
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
System One segment
Home	$15,205	$11,850	$29,559	$22,396
Critical Care	5,241	4,385	9,709	8,706

Total System One segment	20,446	16,235	39,268	31,102
In-Center segment	15,952	15,381	30,865	31,519

Total	$36,398	$31,616	$70,133	$62,621

NxStage Medical Inc.
Non-GAAP Financial Measures
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net loss	$12.5	$12.5	$24.7	$26.5
Less: Depreciation amortization, interest, and taxes	(8.4)	(6.0)	(14.6)	(11.0)
Less: Adjusting items*	(0.7)	1.2	(1.1)	0.5

Adjusted EBITDA loss	$3.4	$7.7	$9.0	$16.0

*	Adjusting items include stock-based compensation, deferred revenue recognized and other non-recurring expenses

NxStage Medical Inc.
Non-GAAP Financial Guidance
(in millions)

	Three Months Ended
	September 30, 2009
	Low	High
	Estimate	Estimate
Net loss	$10.0	$11.0
Less: Depreciation amortization, interest, and taxes	(6.2)	(6.2)
Less: Adjusting items*	(0.8)	(0.8)

Adjusted EBITDA loss	$3.0	$4.0

*	Adjusting items include stock-based compensation, deferred revenue recognized and other non-recurring expenses